Ghire Shivprasad
Via Email
December 22, 2020
Dear Ghire:
Primo Water Corporation (the “Company”) recently amended and restated its Severance and Non-Competition Plan (the “Plan”). We believe the amendments made to the Plan are generous, and would like to offer you the opportunity to become a participant in the Plan. However, the terms of your June 15, 2020 Offer Letter with the Company (“Offer Letter”) already provide you with certain defined severance benefits (i.e., 6 months of your annual base salary) if your employment is terminated by the Company without Cause (other than for reason of disability) or by you for Good Reason. (See Section 4.2 of Offer Letter.) For that reason, your participation in the Plan would be in lieu of the severance benefits currently provided in your Offer Letter.

As amended and restated, the Plan provides tiered benefits, based on a severance multiplier of a participant’s current base salary plus target bonus. As a participant, you would be eligible as a “Level 3 Employee”, which has a severance multiplier of 1.0, and the other benefits (e.g., outplacement services) set forth in the Plan. (A copy of the amended and restated Plan is attached hereto.)

Should you elect to accept the Company’s offer to participate in the Plan, your Offer Letter will be amended such that, upon your execution of this letter agreement, Sections 4.2 and 7.4 of your Offer Letter shall be deleted and replaced with the language below:

4.2. Involuntary Termination. You shall be entitled to the benefits of and be bound by the obligations under the Amended and Restated Severance and Non-Competition Plan (the “Severance and Non-Competition Plan”) as a “Level 3 Employee” in the event your employment terminates as a result of an Involuntary Termination (as defined in the Severance and Non-Competition Plan, a copy of which is attached).

7.4. Non-Competition and Non-Solicitation.

(a)You shall be bound by the restrictive covenants contained in the Severance and Non-Competition Plan (a copy of which is attached).

(b)Nothing in this Offer Letter shall prohibit or restrict you from holding or becoming beneficially interested in up to one (1%) percent of any class of securities in any company provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.

(c)If you are at any time in violation of any restrictive covenant contained in the Severance and Non-Competition Plan, then each time limitation set forth in the restrictive covenant at issue shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from any such violation, then the covenants set forth shall be extended for a period of time equal to the pendency of the proceeding in which relief is sought, including all appeals therefrom.

All other terms and conditions of your Offer Letter shall remain unchanged, provided that if there is any conflict between a term in the Offer Letter and the Severance and Non-Competition Plan, you agree that the Company may resolve such conflict by applying the term providing greater protection to the Company and its interests.

A copy of the amended and restated Plan is attached. Should you accept the terms of this letter agreement, including the amendments to your Offer Letter described above, please acknowledge your understanding and agreement by signing below.

Yours truly,

Thomas Harrington
Chief Executive Officer

I wish to participate in the Plan. I acknowledge and agree that Sections 4.2 and 7.4 of my Offer Letter have been amended as described in this letter and that all other terms of my Offer Letter remain unchanged.

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Ghire Shivprasad                            Date